Exhibit 99.1

Contact: Charles Lambert Managing Director – Capital Markets Medical Properties Trust, Inc. (205) 397-8897 clambert@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS

STRONG GROWTH DURING THIRD QUARTER

Raising 2012 Normalized FFO Per Share Guidance;

$781 Million Year-to-Date in Acquisitions and Commitments

Birmingham, AL – October 30, 2012 – Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) today announced financial and operating results for the third quarter and nine months ended September 30, 2012.

THIRD QUARTER AND RECENT HIGHLIGHTS

•

Achieved third quarter Normalized Funds from Operations (“FFO”) and Adjusted FFO (“AFFO”) per diluted share of $0.25 and $0.24, respectively, compared with $0.18 per diluted share for both FFO and AFFO in the third quarter of 2011;

•	Invested $210 million in new acute care hospital assets with first year cash returns exceeding 10%;

•	Agreed to fund additional $149 million in hospital acquisitions and developments, bringing year-to-date acquisitions and commitments total to approximately $781 million;

•	Sold two post-acute properties for $42 million, reflecting a 260 point compression in market capitalization rates;

•	Paid 2012 third quarter cash dividend of $0.20 per share, representing an 80% Normalized FFO dividend payout ratio.

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income and reconciliations of net income to FFO and AFFO, all on a comparable basis to 2011 periods.

“We are executing our dynamic acquisition and operating investment strategy and this is continuing to drive strong financial results,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “For the second consecutive quarter we achieved FFO growth per share of more than 35% while continuing to build a diversified portfolio based on tenant, property and geographic mix. As we expected, our third quarter FFO payout ratio improved to 80% and our recent acquisitions should drive our in-place portfolio FFO payout ratio to 74%. We continue to exceed our lease and EBITDAR coverage targets, which consistently lead the industry and contribute to the cap rate compression demonstrated by our recent property sales.”

OPERATING RESULTS

MPT’s continued successful execution of its growth and investment strategies have driven the Company’s strong results. Since 2010, MPT has made hospital investments totaling more than $1.0 billion with average returns of more than 10%.

Third quarter 2012 total revenues increased 55% to $53.7 million compared with $34.6 million for the third quarter of 2011. Normalized FFO for the quarter increased 71% to $33.4 million compared with $19.5 million in the third quarter of 2011. Per share Normalized FFO increased 39% to $0.25 per diluted share during the 2012 third quarter, compared with $0.18 per diluted share in the third quarter of 2011. The FFO dividend payout ratio for the third quarter of 2012 was 80%, an 11% improvement compared with the second quarter of 2012.

Net income for the third quarter of 2012 was $31.5 million (or $0.23 per diluted share) compared with net income of $0.4 million (or $0.00 per diluted share) during the third quarter of 2011.

For the nine months ended September 30, 2012 normalized FFO was $85.5 million (or $0.65 per diluted share) compared with $57.5 million (or $0.52 per diluted share) in the corresponding period in 2011. Revenue for the nine months ended September 30, 2012 was $145 million compared to $102 million in the corresponding period in 2011. Net income for the first nine months of 2012 was $61.3 million compared with $13.8 million in 2011.

PORTFOLIO UPDATE AND FUTURE OUTLOOK

Since June 30, 2012, the Company has made investments in acute care hospitals aggregating $210 million, including hospitals in Roxborough, PA and Reno, NV operated by Prime Healthcare, and the previously announced $100 million Centinela Hospital Medical Center transaction. MPT has commenced development of an $18 million post acute facility for Ernest Health in Spartanburg, SC. In addition, MPT expects to acquire two post acute care hospitals in the fourth quarter for an aggregate investment of $31 million that are subject to executed letters of intent with two existing MPT operators.

MPT also recently executed a letter of intent with First Choice ER, LLC, to provide sale / leaseback financing for up to 25 freestanding emergency room facilities for an aggregate investment of $100 million. The First Choice system is a leader in the rapidly growing field of emergency services, and staffs all of its free standing emergency rooms with board certified emergency physicians. MPT expects all of the facilities, which are targeted for high traffic retail locations, to be under construction by the second quarter of 2014.

During and subsequent to the 2012 third quarter, the Company sold two post acute care hospitals in Colorado and Massachusetts for an aggregate $42 million cash sales price. A gain of

$8.4 million gain was recognized in the third quarter, and a non-cash charge of $1.6 million was recorded for accrued straight line rent. In the fourth quarter, the Company expects to report a gain of approximately $7.0 million for the sale of the Massachusetts property and a charge for accrued straight line rent of $4.1 million. At the $42 million combined sales price, the transaction delivers a capitalization rate of 260 basis points lower than the current annual base lease rate and the sales prices was 27% greater than MPT’s original cost. The Company believes that this capitalization rate compression for two of its older properties is a good benchmark for estimating the overall asset value of its portfolio.

At September 30, 2012, the Company had total real estate and related investments of approximately $2.1 billion comprised of 79 healthcare properties in 24 states leased or loaned to 21 hospital operating companies.

Based on the Company’s asset portfolio and capitalization as of September 30, 2012, and adjusting for the sale of the Massachusetts facility as well as the placement into service of the Emerus emergency hospitals, the Company is increasing its expectation for Normalized FFO to $0.90 per diluted share for calendar year 2012.

Based upon its expected 2012 performance and placement of its properties under construction into service, MPT expects to enter 2013 with a Normalized FFO run rate of approximately $1.08 per diluted share. This does not include the impact of any potential 2013 acquisitions or financing activities.

Guidance estimates do not include the effects, if any, of real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, new interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. These estimates will change if the Company acquires additional assets, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, assets are sold, other operating expenses vary, income from investments in tenant operations vary from expectations, or existing leases do not perform in accordance with their terms.

DECLARES QUARTERLY DIVIDEND

Medical Properties Trust, Inc. announced today that its Board of Directors declared a regular quarterly cash dividend of $0.20 per share of common stock to be paid on January 5, 2013 to stockholders of record on November 23, 2012.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Tuesday, October 30, 2012 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter ended September 30, 2012. The dial-in telephone numbers for the conference call 800-531-3039 (U.S.) and 847-413-4850 (International); using passcode 33605670. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available from shortly after the completion of the call through November 6, 2012. Telephone numbers for the replay are 888-843-7419 and 630-652-3042 for U.S. and International callers, respectively. The replay passcode is 33605670.

The Company’s supplemental information package for the current period will also be available on the Company’s website under the “Investor Relations” section.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the capacity of the Company’s tenants to meet the terms of their agreements; Normalized FFO per share; expected payout ratio, the amount of acquisitions of healthcare real estate, if any; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangement, and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30, 2012	December 31, 2011
	(Unaudited)	(A)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$1,225,753,769	$1,186,656,442
Construction in progress and other	26,154,688	30,902,348
Real estate held for sale	17,432,421	48,925,401
Net investment in direct financing leases	312,050,375	—
Mortgage loans	368,650,000	165,000,000

Gross investment in real estate assets	1,950,041,253	1,431,484,191
Accumulated depreciation and amortization	(120,215,169)	(94,823,124)

Net investment in real estate assets	1,829,826,084	1,336,661,067

Cash and cash equivalents	36,162,730	102,725,906
Interest and rent receivable	42,093,846	29,862,106
Straight-line rent receivable	38,065,621	33,993,032
Other loans	158,176,919	74,839,459
Deferred financing costs	22,024,564	18,285,175
Other assets	32,049,518	25,506,974

Total Assets	$2,158,399,282	$1,621,873,719

Liabilities and Equity
Liabilities
Debt, net	$1,025,182,763	$689,848,981
Accounts payable and accrued expenses	64,297,021	51,124,723
Deferred revenue	20,374,583	23,307,074
Lease deposits and other obligations to tenants	15,387,183	28,777,787

Total liabilities	1,125,241,550	793,058,565

Equity
Preferred stock, $0.001 par value. Authorized 10,000,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 250,000,000 shares; issued and outstanding - 134,657,087 shares at September 30, 2012 and 110,786,183 shares at December 31, 2011	134,657	110,786
Additional paid in capital	1,280,769,604	1,055,255,776
Distributions in excess of net income	(234,264,221)	(214,058,258)
Accumulated other comprehensive income (loss)	(13,219,965)	(12,230,807)
Treasury shares, at cost	(262,343)	(262,343)

Total Equity	1,033,157,732	828,815,154

Total Liabilities and Equity	$2,158,399,282	$1,621,873,719

(A)	Financials have been derived from the prior year audited financials.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
		(A)		(A)
Revenues
Rent billed	$31,083,000	$27,760,422	$93,100,167	$81,085,771
Straight-line rent	2,762,061	1,643,058	5,472,683	5,318,318
Income from direct financing leases	5,773,138	—	12,979,142	—
Interest and fee income	14,037,030	5,228,641	33,485,602	15,713,384

Total revenues	53,655,229	34,632,121	145,037,594	102,117,473
Expenses
Real estate depreciation and amortization	8,491,249	7,700,565	25,392,047	22,508,942
Property-related	218,429	260,611	1,044,055	346,947
Acquisition expenses	410,426	529,880	4,114,696	3,185,933
General and administrative	7,052,618	5,736,691	21,341,288	20,429,007

Total operating expenses	16,172,722	14,227,747	51,892,086	46,470,829

Operating income	37,482,507	20,404,374	93,145,508	55,646,644
Other income (expense)
Interest and other income (expense)	(23,266)	41,951	(54,987)	(12,941)
Earnings from equity and other interests	1,064,730	9,276	1,943,816	70,392
Debt refinancing costs	—	(10,425,037)	—	(14,214,036)
Interest expense	(15,045,519)	(11,934,770)	(42,730,146)	(32,460,144)

Net other expense	(14,004,055)	(22,308,580)	(40,841,317)	(46,616,729)

Income (loss) from continuing operations	23,478,452	(1,904,206)	52,304,191	9,029,915
Income from discontinued operations	8,028,444	2,371,520	9,169,366	4,944,434

Net income	31,506,896	467,314	61,473,557	13,974,349
Net income attributable to non-controlling interests	(43,300)	(42,749)	(129,822)	(130,534)

Net income attributable to MPT common stockholders	$31,463,596	$424,565	$61,343,735	$13,843,815

Earnings per common share - basic and diluted:
Income (loss) from continuing operations	$0.17	$(0.02)	$0.39	$0.07
Income from discontinued operations	0.06	0.02	0.07	0.05

Net income attributable to MPT common stockholders	$0.23	$—	$0.46	$0.12

Dividends declared per common share	$0.20	$0.20	$0.60	$0.60

Weighted average shares outstanding - basic	134,780,992	110,713,843	131,467,285	110,567,618
Weighted average shares outstanding - diluted	134,781,577	110,719,144	131,467,480	110,575,784

(A)	Financials have been restated to reclass the operating results of certain properties sold in December 2011 and the first nine months of 2012 along with one property held for sale at September 30, 2012 to discontinued operations.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
		(A)		(A)
FFO information:
Net income attributable to MPT common stockholders	$31,463,596	$424,565	$61,343,735	$13,843,815
Participating securities’ share in earnings	(224,867)	(263,756)	(714,901)	(860,426)

Net income, less participating securities’ share in earnings	$31,238,729	$160,809	$60,628,834	$12,983,389

Depreciation and amortization:
Continuing operations	8,491,249	7,700,565	25,392,047	22,508,942
Discontinued operations	310,783	729,188	1,021,048	2,169,090
Loss (gain) on sale of real estate	(8,725,735)	—	(7,280,180)	(5,324)
Real estate impairment charge	—	—	—	564,005

Funds from operations	$31,315,026	$8,590,562	$79,761,749	$38,220,102

Write-off straight line rent	1,639,839	—	1,639,839	—
Acquisition costs	410,426	529,880	4,114,696	3,185,933
Debt refinancing costs	—	10,425,037	—	14,214,036
Write-off of other receivables	—	—	—	1,845,968

Normalized funds from operations	$33,365,291	$19,545,479	$85,516,284	$57,466,039

Share-based compensation	1,793,476	1,631,372	5,430,185	5,292,678
Debt costs amortization	867,193	773,206	2,578,020	2,771,268
Additional rent received in advance (B)	(300,000)	(300,000)	(900,000)	(900,000)
Straight-line rent revenue and other	(3,756,682)	(1,802,124)	(7,789,434)	(5,816,986)

Adjusted funds from operations	$31,969,278	$19,847,933	$84,835,055	$58,812,999

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.23	$—	$0.46	$0.12
Depreciation and amortization:
Continuing operations	0.06	0.07	0.19	0.20
Discontinued operations	—	0.01	0.01	0.02
Loss (gain) on sale of real estate	(0.06)	—	(0.05)	—
Real estate impairment charge	—	—	—	0.01

Funds from operations	$0.23	$0.08	$0.61	$0.35

Write-off straight line rent	0.01	—	0.01	—
Acquisition costs	0.01	0.01	0.03	0.03
Debt refinancing costs	—	0.09	—	0.13
Write-off of other receivables	—	—	—	0.01

Normalized funds from operations	$0.25	$0.18	$0.65	$0.52

Share-based compensation	0.01	0.01	0.04	0.05
Debt costs amortization	0.01	0.01	0.02	0.02
Additional rent received in advance (B)	—	—	—	(0.01)
Straight-line rent revenue and other	(0.03)	(0.02)	(0.06)	(0.05)

Adjusted funds from operations	$0.24	$0.18	$0.65	$0.53

(A)	Financials have been restated to reclass to discontinued operations the operating results of certain properties sold in December 2011 and the first nine months of 2012 along with one property held for sale at September 30, 2012.
(B)	Represents additional rent from one tenant in advance of when we can recognize as revenue for accounting purposes. This additional rent is being recorded to revenue on a straight-line basis over the lease life.

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) unbilled rent revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.